EXHIBIT 99.P
FIRST NATIONAL COMMUNITY BANCORP, INC.
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The purpose of the code of ethics is to promote an ethical culture in reporting financial data of First National Community Bancorp, Inc. (Corporation) and its consolidated subsidiaries to our stockholders, regulators, employees, and the public.

Senior financial officers are expected to apply and uphold the following principles:

Integrity

The integrity of senior financial officers establishes trust and thus provides the basis for reliance on their judgment. Senior financial officers:

o	Shall perform their work with honesty, diligence, and responsibility.

o	Shall observe the laws, regulations and make disclosures to be in full compliance with applicable laws and regulations.

o	Shall not knowingly be a party to any illegal activity, or engage in acts that are discreditable to the Corporation.

o	Shall respect and contribute to the legitimate and ethical objectives of the Corporation.

Objectivity

Senior financial officers shall present full, fair, accurate, timely, and understandable disclosures in the Corporation’s financial reports. They should exhibit the highest level of professional objectivity in gathering, evaluating, and communicating financial information about the Corporation’s financial condition. Senior financial officers should not be unduly influenced by their own interests or by others in forming judgments. Senior financial officers:

o

 Shall not participate in any activity or relationship that may impair or be presumed to impair their unbiased assessment of the financial records. This participation includes those activities or relationships that may be in conflict with the interest of the Corporation.

o	Shall not accept anything that may impair or be presumed to impair their professional judgment.

o	Shall disclose all material facts known to them that, if not disclosed, may distort the reporting of financial information.

Confidentiality

Senior financial officers shall respect the value of financial information and should not disclose information unless there is a legal or professional obligation to do so. Senior financial officers:

o	Shall be prudent in the use and protection of information acquired in the course of their duties.

o	Shall not use information for any personal gain or in any manner that would be contrary to the law or detrimental to the legitimate and ethical objectives of the Corporation.

Competency

Senior financial officers shall apply the knowledge, skills, and experience in the performance of financial activities. Senior financial officers:

o	Shall engage only in those services for which they have the necessary knowledge, skills, and experience.